April 29, 2026 (as revised May 6, 2026)*	Exhibit 99.1

Hawthorn Bancshares Reports First Quarter 2026 Results

Jefferson City, MO — April 29, 2026 — Hawthorn Bancshares, Inc. (NASDAQ: HWBK), (the “Company”), the bank holding company for Hawthorn Bank, reported first quarter 2026 net income of $5.7 million, or earnings per diluted share (“EPS”) of $0.83.
First Quarter 2026 Results
•Net income improved $0.4 million, or 6.7%, to $5.7 million from the first quarter 2025 (the "prior year quarter") and the efficiency ratio improved to 64.29% compared to 66.64% for the prior year quarter
•EPS of $0.83, an improvement of $0.06 per share, or 8%, from the prior year quarter
•Net interest margin, fully taxable equivalent ("FTE"), remained consistent in the first quarter 2026 at 4.07% compared to 4.03% for the fourth quarter 2025 (the "prior quarter”) and improved from 3.67% for the prior year quarter
•Provision for credit losses was $0.3 million lower than the prior quarter
•Return on average assets and equity of 1.26% and 13.07%, respectively
•Loans decreased $32.6 million, or 2.2%, and deposits decreased $35.8 million, or 2.3%, compared to the prior quarter
•Investments decreased $5.1 million, or 2.4%, compared to the prior quarter
•Credit quality remained stable, non-performing assets to total loans was 0.47% for the first quarter of 2026
•Remained "well capitalized" with total risk-based capital of 15.84%
•Book value per share was $25.43, an increase of $0.30, or 1.2%, compared to the prior quarter and $3.46, or 15.7%, compared to the prior year quarter
*This earnings release has been revised as described in the Form 8-K/A of Hawthorn Bancshares, Inc. furnished to the SEC on May 6, 2026.

(unaudited)
$000, except per share data

	March 31,	December 31,	March 31,
	2026	2025	2025
Balance sheet information
Total assets	$1,855,860	$1,894,850	$1,883,423
Loans held for investment	1,454,171	1,486,792	1,470,323
Investment securities	210,808	215,915	226,581
Deposits	1,518,316	1,554,149	1,543,888
Total stockholders’ equity	175,386	174,229	153,411

Market and per share data
Book value per share	$25.43	$25.13	$21.97
Market price per share	33.69	34.88	28.23
Diluted earnings per share (QTR)	0.83	0.90	0.77
Financial Results for the First Quarter 2026
Earnings
Net income for the first quarter 2026 was $5.7 million, a decrease of $0.44 million, or 7.1%, from the prior quarter, and an increase of $0.4 million, or 6.7%, from the prior year quarter. EPS for the first quarter 2026 was $0.83, a decrease from $0.90 for the prior quarter and an increase from $0.77 for the prior year quarter.

Net Interest Income and Net Interest Margin
Net interest income for the first quarter 2026 was $17.1 million, a decrease of $0.5 million from the prior quarter, and an increase of $1.8 million from the prior year quarter.
Interest income increased $0.9 million compared to the prior year quarter, driven primarily by higher rates on earning assets in the current quarter, while interest expense decreased $0.9 million compared to the prior year quarter due to lower costs on deposits and borrowings. Net interest margin, on an FTE basis, was 4.07% for the current quarter, compared to 4.03% for the prior quarter, and 3.67% for the prior year quarter.
The yield earned on average loans held for investment decreased to 6.11%, on an FTE basis, for the first quarter 2026, compared to 6.13% for the prior quarter and 5.89% for the prior year quarter.
The average cost of deposits was 2.15% for the first quarter 2026, compared to 2.23% for the prior quarter and 2.44% for the prior year quarter. Non-interest bearing demand deposits as a percent of total deposits was 28.0% as of March 31, 2026, compared to 27.3% and 27.7% at December 31, 2025 and March 31, 2025, respectively.

Non-interest Income
Total non-interest income for the first quarter 2026 was $3.1 million, a decrease of $0.5 million, or 14.6%, from the prior quarter, and a decrease of $0.4 million, or 10.5%, from the prior year quarter.
Non-interest Expense
Total non-interest expense for the first quarter 2026 was $13.0 million, a decrease of $0.3 million, or 2.2%, from the prior quarter, and an increase of $0.5 million, or 4.0%, from the prior year quarter.
The first quarter 2026 efficiency ratio was 64.29% compared to 62.64% and 66.64% for the prior quarter and prior year quarter, respectively. The improvement in the current quarter compared to the prior year quarter was primarily due to higher net interest margin and an increase in non-interest income.
Loans
Loans held for investment decreased $32.6 million, or 2.2%, to $1.45 billion as of March 31, 2026 compared to December 31, 2025, and decreased $16.2 million, or 1.1%, from March 31, 2025.
Investments
Investments decreased $5.1 million, or 2.4%, to $210.8 million as of March 31, 2026 compared to December 31, 2025, and decreased $15.8 million, or 7.0%, from March 31, 2025.
Asset Quality
Non-performing assets to total loans was 0.47% at both March 31, 2026 and December 31, 2025, compared to 0.21% at March 31, 2025. Non-performing assets totaled $6.9 million at March 31, 2026, compared to $7.0 million and $3.1 million at December 31, 2025 and March 31, 2025, respectively. The increase in the current year quarter compared to the prior year quarter was due to an increase in non-accrual loans in residential real estate offset by a reduction in other real estate owned.
In the first quarter 2026, the Company had net loan charge-offs of $0.06 million, or 0.02% annualized, of average loans, compared to net loan charge-offs of $1.1 million, or 0.30% annualized, of average loans, and $0.02 million, or 0.005% annualized, of average loans, in the prior quarter and prior year quarter, respectively.
The Company provided a provision for credit losses of $0.1 million for the first quarter 2026 compared to providing a $0.4 million provision in the prior quarter, and releasing a $0.3 million provision for the prior year quarter.
The allowance for credit losses at March 31, 2026 was $20.9 million, or 1.44% of outstanding loans, and 308.25% of non-performing loans. At December 31, 2025, the allowance for credit losses was $21.1 million, or 1.42% of outstanding loans, and 307.52% of non-performing loans. At March 31, 2025, the allowance for credit losses was $21.8 million, or 1.48% of outstanding loans, and 885.01% of non-performing loans. The allowance for credit losses represents management’s best estimate of expected losses inherent in the loan portfolio and is commensurate with risks in the loan portfolio as of March 31, 2026 as determined by management.

Deposits
Total deposits at March 31, 2026 were $1.52 billion, a decrease of $35.8 million, or 2.3%, from December 31, 2025, and a decrease of $25.6 million, or 1.7% annualized, from March 31, 2025. The decrease in deposits at March 31, 2026 as compared to March 31, 2025 was a result of decreases in savings, interest checking and money market accounts.
Capital
The Company maintains its “well-capitalized” regulatory capital position. At March 31, 2026, capital ratios were as follows: total risk-based capital to risk-weighted assets 15.84%; tier 1 capital to risk-weighted assets 14.59%; common equity tier 1 11.54%; tier 1 leverage 12.34%; and common equity to assets 9.45%.
Pursuant to the Company's Repurchase Plan, management is given discretion to determine the number and pricing of the shares to be purchased under the plan, as well as the timing of any such purchases. The Board of Directors amended the plan on June 3, 2025 to increase the authorized repurchase limit to $10 million. The Company repurchased 12,000 common shares under the repurchase plan during the first three months of 2026 at an average cost of $32.68 per share totaling $0.4 million. As of March 31, 2026, $8.0 million remains available for share repurchases pursuant to the plan.
On April 29, 2026, the Company's Board of Directors approved a quarterly cash dividend of $0.21 per common share, payable July 1, 2026 to shareholders of record at the close of business on June 15, 2026.

[Tables follow]

FINANCIAL SUMMARY
(unaudited)
$000, except per share data

	Three Months Ended
	March 31,	December 31,	March 31,
Statement of income information:	2026	2025	2025
Total interest income	$24,394	$25,286	$23,458
Total interest expense	7,292	7,707	8,164
Net interest income	17,102	17,579	15,294
Provision for (release of) credit losses	73	376	(340)
Non-interest income	3,101	3,585	3,463
Investment securities gains (losses), net	5	15	(2)
Non-interest expense	13,003	13,258	12,499
Pre-tax income	7,132	7,545	6,596
Income taxes	1,389	1,360	1,213
Net income	$5,743	$6,185	$5,383

Earnings per share:
Basic:	$0.83	$0.90	$0.77
Diluted:	$0.83	$0.90	$0.77

FINANCIAL SUMMARY (continued)
(unaudited)
$000

	As of or for the three months ended
	March 31,	December 31,	March 31,
	2026	2025	2025
Performance Ratios
Return on average assets	1.26%	1.33%	1.20%
Return on average common equity	13.07	14.47	14.29
Net interest margin (FTE)	4.07	4.03	3.67
Efficiency ratio	64.29	62.64	66.64

Asset Quality Ratios
Non-performing loans (a)	$6,791	$6,865	$2,461
Non-performing assets	6,855	6,963	3,129
Net charge-offs	58	1,122	18
Net charge-offs to average loans (b)	0.02%	0.30%	0.01%
Allowance for credit losses to total loans	1.44	1.42	1.48
Non-performing loans to total loans	0.47	0.46	0.17
Non-performing assets to loans	0.47	0.47	0.21
Non-performing assets to total assets	0.37	0.37	0.17
Allowance for credit losses on loans to non-performing loans	308.25	307.52	885.01

Capital Ratios
Average stockholders' equity to average total assets	9.67%	9.16%	8.42%
Period-end stockholders' equity to period-end assets	9.45	9.19	8.15
Total risk-based capital ratio	15.84	15.49	14.94
Tier 1 risk-based capital ratio	14.59	14.24	13.69
Common equity Tier 1 capital	11.54	11.23	10.64
Tier 1 leverage ratio	12.34	12.12	11.64
(a)Non-performing loans include loans 90-days past due and accruing and non-accrual loans.
(b)Annualized

About Hawthorn Bancshares
Hawthorn Bancshares, Inc., a bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank, which has served families and businesses for more than 160 years. Hawthorn Bank has multiple locations, including in the greater Kansas City metropolitan area, Jefferson City, Columbia, Springfield, and Clinton.
Contact:
Hawthorn Bancshares, Inc.
Brent M. Giles
Chief Executive Officer
TEL: 573.761.6100
www.HawthornBancshares.com

The financial results in this press release reflect preliminary, unaudited results, which are not final until the Company's Quarterly Report on Form 10-Q is filed. Statements made in this press release that suggest the Company's or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the Company's quarterly and annual reports filed with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this communication, and the Company disclaims any obligation to update any forward-looking statement or to publicly announce the results of any revisions to any of the forward-looking statements included herein, except as required by law.